EXHIBIT 99.1

[Six Flags logo]                                                         NEWS
--------------------------------------------------------------------------------
FOR:           SIX FLAGS, INC.
CONTACT:       Jim Dannhauser, Chief Financial Officer
               122 East 42nd Street
               New York, NY 10168
               (212) 599-4693
KCSA           Erika Levy/ Joseph A. Mansi
CONTACTS:      (212) 896-1208 / (212) 896-1205
               elevy@kcsa.com/ jmansi@kcsa.com
                                                               IMMEDIATE RELEASE
                                                               -----------------

                   SIX FLAGS REPORTS FIRST QUARTER PERFORMANCE
                        o SOLID YEAR TO DATE PERFORMANCE
                           o AFFIRMS FULL YEAR OUTLOOK

                                    - - - - -

           NEW YORK, May 4, 2005 - Six Flags, Inc. (NYSE: PKS) announced today its results of operations for the quarter ended March 31, 2005.

           Revenues for the 2005 quarter were $54.4 million, representing a 21.3% increase from the 2004 quarter. The increase reflects an attendance increase of 330,000, or 25.1%, resulting from a positive market reaction to our new capital additions, especially in our Mexico City park, as well as the greater number of operating days due to the timing of the Easter holiday. Revenue per capita declined by 3.0% for the quarter, reflecting primarily the larger percentage of operations in the quarter from our Mexico City park, which has lower per capita revenues than our domestic operations. This is expected to reverse as we move into our key domestic operating season.

           Operating costs and expenses, including depreciation and amortization and non-cash compensation, were $171.5 million in the first quarter of 2005, as compared to $162.0 million in the 2004 quarter, an increase of 5.8%. Excluding depreciation and amortization and non-cash compensation, cash operating costs and expenses were $133.7 million in 2005, as compared to $124.9 million for 2004, an increase of $8.8 million (7.0%). This increase includes $1.3 million in increased costs of goods sold primarily reflecting higher in-park revenues. It also includes other planned increases in operating expenses reflecting the earlier commencement of park operations in many markets due to the timing of the Easter holiday.

                                     (more)

              11501 Northeast Expressway o Oklahoma City, Oklahoma
                  73131o Tel: 405-475-2500 o Fax: 405-475-2555
          122 East 42nd Street o 49th Floor o New York, New York 10168
                    o Tel: 212-599-4690 o Fax: 212-949-6203

SIX FLAG REPORTS FIRST QUARTER PERFORMANCE
PAGE 2

           EBITDA (Modified) was ($79.3) million in the first quarter of 2005 as compared to ($80.1) million in the 2004 quarter. Adjusted EBITDA, which excludes the interests of third parties in EBITDA from our non-wholly owned parks, was ($74.0) million in the 2005 quarter, as compared to ($74.1) million in the 2004 quarter. (1)

           The loss from continuing operations in the 2005 quarter was $178.7 million. The loss reflects the recognition of an additional valuation allowance of $67.2 million recorded in 2005 with respect to the Company's domestic deferred tax asset, solely as a result of off-season losses. This has the effect of increasing book tax expense for the period by the amount of the allowance. This has no effect on the Company's cash tax expense or its ability to utilize net operating loss carry forwards in future profitable years. Absent this valuation allowance, the loss from continuing operations would have been $111.5 million in the 2005 quarter, as compared to $119.9 million in 2004.

DISCUSSION AND OUTLOOK
----------------------

           Kieran E. Burke, Chairman and Chief Executive Officer of Six Flags, said, "We are pleased with the start of our 2005 season.

           "We have seen good performance in the aggregate at our parks that are currently in operation, although operations in the first quarter and year to date are not meaningful portions of our full year. Attendance year to date through last Sunday is 4.2% ahead of the prior year and park level revenues are up by 3.3% year over year. Further, we continue to experience growth in hard ticket group bookings and are substantially ahead in season pass sales.

           "We expect attendance growth in 2005 to be driven by our robust plan for capital additions to our parks combined with our ongoing guest service initiatives. That plan encompasses new attractions in 13 of our 18 domestic theme parks and three of our water parks, and a children's area in our Montreal park, with the largest initiatives concentrated in our major markets, especially in Chicago and New Jersey. We have also added a major new roller coaster in our park in Mexico City which continues to experience strong year over year attendance gains. We believe that this investment program should drive significant attendance and revenue growth in 2005 and set the stage for several years of significant growth.


--------------
(1) See note 3 to the following tables for a discussion of EBITDA (Modified) and Adjusted EBITDA and a reconciliation of these amounts to net loss.

SIX FLAG REPORTS FIRST QUARTER PERFORMANCE
PAGE 3

           "We continue to anticipate generating Adjusted EBITDA of $300 million in 2005. This is based on expected attendance growth of approximately 4.75% and a per capita spending increase of approximately 2.5%."

           Six Flags, Inc. is the world's largest regional theme park company.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risks of accidents occurring at the Company's parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the Company's expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Business - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, which is available free of charge on the Company's website (www.sixflags.com).

This release and prior releases are available on the Company's Worldwide Web site at www.sixflags.com.

You may register to receive Six Flags, Inc. future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.
                               (Tables to follow)

SIX FLAG REPORTS FIRST QUARTER PERFORMANCE
PAGE 4

                                 SIX FLAGS, INC.
                        STATEMENTS OF OPERATIONS DATA (1)
                     QUARTERS ENDED MARCH 31, 2005 AND 2004
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                               (UNAUDITED)
                                                                    -------------------------------
                                                                           2005            2004
                                                                    -------------     -------------
 Revenue........................................................    $     54,380      $     44,813
 Costs and expenses (excluding depreciation,
      amortization and non-cash compensation) ..................         133,706           124,904
 Depreciation...................................................          37,246            36,656
 Amortization...................................................             222               326
 Non-cash compensation .........................................             288               161
                                                                    -------------     -------------

 Income (loss) from operations .................................        (117,082)         (117,234)
 Interest expense (net).........................................         (44,745)          (51,907)
 Minority interest in losses....................................           6,563             7,354
 Early repurchase of debt.......................................         (19,303)          (25,177)
 Other expense..................................................          (3,197)           (2,945)
                                                                    -------------     -------------
 Loss from continuing operations                                        (177,674)         (189,909)
      before income taxes.......................................
 Income tax expense (benefit)...................................             955           (69,994)
                                                                    -------------     -------------
 Loss from continuing operations ...............................        (178,719)         (119,915)
 Discontinued operations, net of tax benefit of
   $55,759 in 2004..............................................               -          (284,904)
                                                                    -------------     -------------
 Net loss ......................................................    $   (178,719)     $   (404,819)
                                                                    =============     =============
 Net loss applicable to common stock ...........................    $   (184,212)     $   (410,312)
                                                                    =============     =============
 Per share - basic and diluted:
      Loss from continuing operations...........................    $      (1.98)     $      (1.35)
      Discontinued operations...................................                -             (3.06)
                                                                    -------------     -------------
      Net loss .................................................    $      (1.98)     $      (4.41)
                                                                    =============     =============

 OTHER DATA:
 Loss from continuing operations before valuation allowance
      and loss on early repurchase of debt (2)..................    $    (97,663)      $  (109,798)
 Loss from continuing operations per common share (basic and diluted) before valuation allowance and loss on early
      repurchase of debt (2)....................................    $      (1.05)      $     (1.18)
 EBITDA (Modified) (3) .........................................    $    (79,326)      $   (80,091)
 Adjusted EBITDA(3).............................................    $    (73,983)      $   (74,108)
 Average weighted shares outstanding - basic and diluted........           93,104            93,018
 Net cash used in operating activities..........................    $    (97,298)      $  (104,118)

SIX FLAG REPORTS FIRST QUARTER PERFORMANCE
PAGE 5


                               BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                      # # #

                                                                     March 31, 2005        December 31, 2004
                                                                    ----------------       -----------------
                                                                                 (Unaudited)

Cash and cash equivalents (excluding restricted cash).............  $      64,184          $       68,807
Total assets......................................................      3,535,401               3,642,227
Current portion of long-term debt (excluding debt called
     for repayment)...............................................        171,384                  24,394
Long-term debt (excluding current portion) .......................      2,137,048               2,125,121
Mandatorily redeemable preferred stock............................        282,527                 282,245
Total stockholders' equity .......................................        640,322                 826,065

----------------------------

(1) Revenues and expenses of international operations are converted into dollars on a current basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2) The Company's reported results include items of income and expense that we believe are typically excluded by securities analysts in their published estimates for the Company's financial results. These excluded items include gains and losses on early repurchases of debt and deferred tax asset valuation allowances. The following tables set forth the calculation of net loss applicable to common stock and net loss applicable to common stock per common share (basic) before giving effect to those excluded items and before discontinued operation, in the case of the 2004 period. This measure is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance.


                                                               (In thousands)
                                                     ---------------------------------
                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                     ---------------------------------
                                                         2005                2004
                                                     --------------     --------------
                                                                  (Unaudited)

 Net loss applicable to common stock.............    $    (184,212)    $     (410,312)
 Discontinued operations, net of tax.............                -            284,904
 Valuation allowance.............................           67,246                  -
 Early repurchase of debt........................           19,303             25,177
 Income tax benefit from early
   repurchase of debt............................                -             (9,567)
                                                     --------------     --------------
Loss from continuing operations before
      valuation allowance and loss on early
      repurchase of debt.........................    $     (97,663)     $    (109,798)
                                                     ==============     ==============

LOSS PER COMMON SHARE (BASIC)
-----------------------------
                                                     ---------------------------------
                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                     ---------------------------------
                                                           2005             2004
                                                     --------------     --------------
 Net loss applicable to common stock
  per share......................................    $       (1.98)     $       (4.41)
 Discontinued operations, net of tax.............                -               3.06
 Valuation allowance.............................             0.72                  -
 Early repurchase of debt........................             0.21               0.27
 Income tax benefit from early
  repurchase of debt ............................                -              (0.10)
                                                     --------------     --------------
Loss from continuing operations per common
share (basic and diluted) before valuation
allowance and loss on early repurchase of debt...    $       (1.05)     $       (1.18)
                                                     ==============     ==============

SIX FLAG REPORTS FIRST QUARTER PERFORMANCE
PAGE 6

(3) EBITDA (Modified) is defined as net loss before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly extraordinary loss), minority interest in earnings (losses), interest expense
(net), non-cash compensation, amortization and depreciation. Adjusted EBITDA is defined as EBITDA (Modified) minus the interest of third parties in EBITDA of the four parks that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, the "EBITDA-Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance.

         The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands).

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                      ---------------------------------
                                                           2005               2004
                                                      --------------     --------------
                                                                (Unaudited)
Net loss                                              $    (178,719)     $   (404,819)
Discontinued operations, net of tax benefit                       -           284,904
Income tax expense (benefit)                                    955           (69,994)
Other expense                                                 3,197             2,945
Early repurchase of debt                                     19,303            25,177
Minority interest in losses                                  (6,563)           (7,354)
Interest expense (net)                                       44,745            51,907
Non-cash compensation                                           288               161
Amortization                                                    222               326
Depreciation                                                 37,246            36,656
                                                      --------------     -------------
EBITDA (Modified)                                           (79,326)          (80,091)
Third party interest in EBITDA of certain parks(a)            5,343             5,983
                                                      --------------     -------------
Adjusted EBITDA                                       $     (73,983)     $    (74,108)
                                                      ==============     =============


           The Company is not able as of this date to provide a reliable estimate of its income tax benefit and other income (expense) for the year ending December 31, 2005. Therefore, a reliable estimate of its net loss for that year is not available. Accordingly, the following table sets forth a reconciliation of expected income from operations for 2005 to expected EBITDA (Modified) and expected Adjusted EBITDA for such year. Since the EBITDA-Based Measures are calculated before income taxes and other expense, the absence of estimates with respect to these items would not affect the expected EBITDA-Based Measures presented. For 2005, expected interest expense (net) is approximately $185,000,000 and expected minority interest in earnings is approximately $39,000,000.

                                                           Year Ending
                                                        December 31, 2005
                                                       -------------------
  Income from operations                               $          186,300
  Non-cash compensation                                               800
  Amortization                                                        900
  Depreciation                                                    156,000
                                                       -------------------
  EBITDA (Modified)                                               344,000
  Third-party interest in EBITDA of certain parks(a)               44,000
                                                       -------------------
  Adjusted EBITDA                                      $          300,000
                                                       ===================



(a) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and Six Flags Marine World.


                                      # # #